Exhibit 10.15

                              EMPLOYMENT AGREEMENT

     Employment Agreement dated as of April 5, 1997, between Enzon, Inc., a Delaware Corporation (the "Company"), having an address at 20 Kingsbridge Road, Piscataway, New Jersey 08854, and Peter Tombros ("Executive"), having an address at 159 Lambert Road, New Canaan, CT 06840.

                                   WITNESSETH:

     WHEREAS, the Company is a biopharmaceutical company engaged in developing advanced therapeutics for life threatening diseases; and

     WHEREAS,   Executive  has  extensive   experience  as  an  executive  of  a
pharmaceutical company and a biopharmaceutical company; and

     WHEREAS, the Company desires to continue the employment of the Executive and the Executive desires to continue such employment on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the employment of Executive by the Company, the above premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1.   Duties.

     (a) The Company employs the Executive as its President and Chief Executive Officer and Executive accepts such employment subject to the terms and conditions hereof. As President and Chief Executive Officer, Executive shall have the authority and duty generally to supervise and direct the business of the Company, subject to the control of the Board of Directors (the "Board") of the Company and of any duly authorized Committees of the Board.

     (b) Executive agrees to devote substantially all of his time, during regular business hours, to the affairs of the Company and shall at all times act with due regard to the best interests of the Company.

     2.   Noncompetition and Confidentiality.

     (a) The  "Noncompete  Period" shall be (i) the term of this  Agreement and,
(ii) (A) the two (2) year period immediately following termination of Executive's employment with the Company in the event Executive voluntarily terminates his employment, other than pursuant to Section 4(b)(i) hereof, or the Company terminates Executive's employment pursuant to Section 4(b)(ii) hereof, or (B) any period of time for which the Executive receives base salary payments from the Company pursuant to Section 3(d) hereof in the event Executive's employment with the Company is terminated for any reason which would entitle Executive to base salary payments under Section 3(d) hereof in the event Executive's employment is Terminated for any reason which would entitle Executive to base salary payment under Section 3(d) hereof. During the Noncompete Period, Executive will not directly, or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, consultant, representative or otherwise, become or be interested in, or associated with any


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

other person, corporation, firm, partnership or entity engaged to a significant degree in (x) modifying enzymes, protein-based biopharmaceuticals or other pharmaceuticals in a manner similar to that described in U.S. Patent No.
4,179,337, or U.S. Patent No. 4,946,778, (y) developing single-chain antigen-binding proteins or (z) any technology or area of business in which the Company becomes involved to a significant degree during the term of this Agreement. For purposes of the preceding sentence to determine whether any entity is engaged in such activities to a "significant degree" comparison will be made to the Company's operations at that time. In other words, an entity will be deemed to be engaged in an activity to a significant degree if the number of employees and/or amount of funds devoted by such entity to such activity would be material to the Company's operations at that time. Executive is hereby prohibited from ever using any of the Company's proprietary information or trade secrets to conduct any business. The provision contained in the preceding sentence shall survive the termination of Executive's employment pursuant to
Section 4 hereof or otherwise. In the event Executive breaches any of the covenants set forth in this Section 2(a), the running of the period of restriction set forth herein shall recommence upon Executive's compliance with the terms of this Section 2(a).

     (b) Executive recognizes and acknowledges that information relating to the Company's business, including, but not limited to, information relating to patent applications filed or to be filed by the Company, trade secrets relating to the


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

Company's products or services, and information relating to the Company's research and development activities, shall be and remain the sole and exclusive property of the Company and is a valuable, special and unique asset of the Company's business. The Executive will not, during or after the term of his employment by the Company, disclose any such information to any person, corporation, firm, partnership or other entity; provided, however, that, notwithstanding the foregoing, during the term of Executive's employment with the Company, Executive may make such disclosure if such disclosure is in the Company's best interests, is made in order to promote and enhance the Company's business, and sufficient arrangements are made with the person or entity to whom such disclosure is made to ensure the confidentiality of such disclosure. The provisions of this Section 2(b) shall survive the termination of Executive's employment pursuant to Section 4 hereof or otherwise.

     (c) Executive  agrees that the covenants and  agreements  contained in this
Section 2 are the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the Company's interests, properties and business; that irreparable loss and damage will be suffered by the Company should Executive breach any of such covenants and agreements; that given the unique nature of the Company's business such loss and damage would be suffered by the Company regardless of where a breach of such covenants and agreements occur, thus, making the absence of a geographical limitation reasonable; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability or breach of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreement or any other provision of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to both temporary and permanent injunctions and any other rights or remedies it may have, at law or in equity, to prevent a breach or contemplated breach by Executive of any such covenants or agreements. Notwithstanding anything herein to the contrary, if a period of time or other restriction specified in this Section 2 should be determined to be unreasonable in a judicial proceeding, then the period of time or other restriction shall be revised so that the covenants contained in this Section 2 may be enforced during such period of time and in accordance with such other restrictions as may be determined to be reasonable.

     (d) Executive agrees to assign and does hereby assign to the Company all tangible and intangible property, including, but not limited to, inventions, developments or discoveries conceived, made or discovered by Executive solely or in collaboration with others during the term of Executive's employment with the Company, which relate in any manner to the Company's business.

     3. Compensation and Other Benefits.

     For all services rendered by Executive and all covenants undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, the compensation set forth in this Section 3.

     (a) Executive shall receive an annual base salary of Three Hundred Thirty-Six Thousand Dollars ($336,000.00) during the term of employment hereunder, payable in accordance with the Company's normal payroll practices for its senior management. The Company may, at any time, in the discretion of the Board, increase, but not decrease, Executive's base salary in response to increases in the cost of living or based upon merit as a result of a positive review of Executive's performance by the Board. Executive shall be entitled to begin receiving his salary hereunder on the Effective Date.

     (b) Executive shall be entitled to participate in the Senior Management Performance Incentive Program, as approved by the Board or Compensation Committee and any other incentive program hereafter established and available to executive officers of the Company (the "Program"). There shall be no guarantee that any payment or grant of options shall be made under the Program, and a payment or grant of options in one year does not imply that a similar payment or grant, or any payment or grant, will be made in subsequent years.

     (c) In addition to any options which may be granted to Executive pursuant to Section 3(b) hereof, Executive is


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

hereby granted options to purchase an aggregate of 300,000 shares of the Company's common stock, $.01 par value (the "Common Stock") under the Company's Non-Qualified Stock Option Plan, as amended (the "Non-Qualified Plan") at the per share exercise price equal to the closing price of the Common Stock on April 15, 1997. Such options shall vest and become exercisable as to such 300,000 shares of Common Stock on April 5, 2002, if, except as otherwise provided in
Section 3(d), Executive shall then be employed by the Company; provided, however, that such options immediately shall vest and become exercisable upon the occurrence of each of the respective events described below, provided that, except as otherwise provided in Section 3(d), Executive is then employed by the Company, in which case such options will vest as to the number of shares set forth opposite each such event (the "Accelerated Vesting Schedule"). In any event such options shall be exercisable as to each tranche of shares in the event of accelerated vesting pursuant to the Accelerated Vesting Schedule or as to the entire 300,000 shares in the event there is no such accelerated vesting for a term of five (5) years from the respective date of vesting (the "Expiration Date"). Such options shall be represented by a NonQualified Stock Option Certificate (the "Option Certificate") in the form attached hereto as Exhibit A.

   Options                                      Event
   -------                                      -----

100,000 shares                Such  options  shall vest and  become  exercisable
                              when the closing price of the Common Stock is at least four dollars ($4.00) as reported on the NASDAQ National Market for at least twenty (20) consecutive trading days.

100,000 shares                Such  options  shall vest and  become  exercisable
                              when the closing price of the Common Stock is at least five dollars ($5.00) as reported on the NASDAQ National Market for at least twenty (20) consecutive trading days.

100,000 shares                Such options shall vest and become  exercisable as
                              when the closing price of the Common Stock is at least six dollars ($6.00) as reported on the NASDAQ National Market for at least twenty (20) consecutive trading days.


The prices and number of shares set forth above shall be adjusted for stock splits, stock dividends and other similar recapitalization events.

     (d) In the event the Company terminates Executive's employment hereunder for any reason, except "For Cause" pursuant to Section 4(b)(ii) hereof or due to Executive's Disability or Death pursuant to Sections 4(b)(iii) or 4(b)(iv) hereof, respectively, or Executive terminates his employment hereunder pursuant to Section 4(b)(i) hereof, prior to the second anniversary of the Effective Date (the "Second Anniversary Date"), Executive shall receive either (A) the remainder of his base salary hereunder payable through the Second Anniversary Date or (B) his base salary hereunder payable for one year immediately following such termination, whichever shall be greater. In the event the Company terminates Executive's employment for any reason, except "For Cause" pursuant to
Section 4(b)(ii) hereof or due to Executive's Disability or Death pursuant to Sections 4(b)(iii) or 4(b)(iv) hereof, respectively, or Executive terminates his employment hereunder pursuant to Section 4(b)(i) hereof, subsequent to the Second Anniversary Date, Executive shall receive his base salary hereunder payable for one year immediately following such termination or until Executive becomes otherwise employed on a full-time basis, whichever is sooner. In the event the Executive's employment with the Company is terminated for any reason, except for Employee's voluntary resignation or pursuant to Section 4(b)(ii),
(iii) or (iv) hereof, the options granted pursuant to Section 3(c) hereof which are exercisable at the time of such termination (the "Vested Options") shall remain exercisable during the relevant exercise period or periods set forth in
Section 3(c) hereof and those options granted pursuant to Section 3(c) hereof which are not exercisable at the time of such termination (the "Non-Vested Options") shall become exercisable in accordance with the Accelerated Vesting Schedule provisions of

Section 3(c) in the same manner as if the Executive's employment had not been terminated; provided that all such Non-Vested Options will terminate and be of no further force and effect to the extent such options have not vested in accordance with the Accelerated Vesting Schedule on or prior to April 5, 2002. In the event the Company terminates Executive's employment "For Cause" pursuant to Section 4(b)(ii) hereof or Executive terminates his employment hereunder for any reason other than as provided in Section 4(b)(i) hereof, Executive shall receive no further payments from the Company, all Vested Options at the time of such termination shall remain exercisable during the relevant exercise period or periods set forth in Section 3(c) and those options granted pursuant to Section 3(c) hereof which are Non-Vested Options at the time of such termination shall terminate immediately as of the date of such termination. All salary and severance payments made to Executive hereunder shall be made in accordance with the Company's normal payroll practices for senior management.

     (e) In the event the Company terminates Executive's employment due to Executive's Disability pursuant to Section 4(b)(iii) of this Agreement, the Company shall pay to Executive, during the six-month period following such termination, an amount equal to the difference between Executive's base salary hereunder for such six months (exclusive of benefits) and the amount received by Executive during such six-month period under any employee disability policy maintained by the Company for the benefit of Executive. The Company shall calculate and pay any


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

amounts due herein no less frequently than semi-monthly. The options granted pursuant to Section 3(c) hereof which are Vested Options at the time of such termination shall remain exercisable during the relevant exercise period or periods set forth in Section 3(c) hereof and a pro rata portion (based upon the number of days which have elapsed at the time of such termination in the five
(5) year period commencing on the Effective Date and ending on May 5, 2002 (the "Vesting Period")) of the options which are Non-Vested Options at the time of such termination shall become exercisable immediately upon such termination. For example, if such termination occurs 50% of the way through the Vesting Period, 50% of the total number of Non-Vested Options shall vest and become exercisable. It is acknowledged and agreed that the immediately preceding sentence shall be deemed a waiver and modification of the restrictions imposed on the exercise of options in the event of disability under Section H of the Non-Qualified Plan and that such waiver and modification was authorized and approved by the Compensation Committee of the Board (the "Committee") as permitted by Section H of the Non-Qualified Plan.

     (f) In the event Executive's employment is terminated due to his death pursuant to Section 4(b)(iv) of this Agreement, the Company shall pay to Executive's estate, during the six-month period following such termination, Executive's base salary hereunder for such six months (exclusive of benefits). The options granted pursuant to Section 3(c) hereof which are Vested


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

Options at the time of such termination shall remain exercisable during the relevant exercise period or periods set forth in Section 3(c) hereof and a pro rata portion (based upon the number of days which have elapsed at the time of such termination in the Vesting Period) of the options which are Non-Vested Options at the time of such termination shall become exercisable immediately upon such termination and shall remain exercisable for the five (5) year period commencing on such date of termination. For example, if such termination occurs 50% of the way through the Vesting Period, 50% of the total number of Non-Vested Options shall vest and become exercisable. It is acknowledged and agreed that the immediately preceding sentence shall be deemed to be a waiver and modification of the restrictions imposed on the exercise of options in the event of death under Section I of the Non-Qualified Plan and that such waiver and modification was authorized and approved by the Committee as permitted by
Section I of the Non-Qualified Plan.

     (g) In the event of a Change of Control, the Change of Control Agreement dated as of January 20, 1995, between Executive and Company shall govern, except as specifically set forth herein with respect to the options granted to Executive pursuant to Section 3(c) hereof. For purposes hereof "Change of Control" shall mean: (i) A "Board Change" which, for purposes of this Agreement, shall have occurred if a majority of the seats (other than vacant seats) on the Company's Board were to be occupied by individuals who were neither (A) nominated by a majority of the Incumbent Directors nor (B) appointed by directors so nominated. An "Incumbent Director" is a member of the Board who has been either (A) nominated by a


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

majority of the directors of the Company then in office or (B) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the
"Exchange Act")) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined herein) other than the Board; or (ii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the then outstanding voting securities of the Company (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any public offering or private placement by the Company of its voting securities; or (iii) a merger or consolidation of the Company with another entity in which neither the Company nor a corporation that, prior to the merger or consolidation, was a subsidiary of the Company, shall be the surviving entity; or (iv) a merger or consolidation of the Company following which either the Company or a corporation that, prior to the merger or consolidation, was a subsidiary of the Company, shall be the surviving entity and a majority of the Outstanding Company Voting Securities is owned by a Person or Persons who were not "beneficial owners" of a majority of the Outstanding Company Voting Securities immediately prior to such merger or consolidation; or
(v) a voluntary or involuntary liquidation of the Company; or (vi) a sale or disposition by the Company of at least 80% of its assets in a single transaction or a series of transactions (other than a sale or disposition of assets to a subsidiary of the Company in a transaction not involving a Change of Control or a change in control of such subsidiary). If any of the Change in Control events specified in (iii), (v) or (vi) above occur, any options granted pursuant to
Section 3(c) hereof which are Non-Vested Options as of the effective date of such Change in Control event shall vest immediately prior to such effective date (and Employee will be provided a reasonable opportunity to exercise such options prior to such effective date) to the extent provided in the Accelerated Vesting Schedule to the extent the shareholders of the Company receive a payment for their shares of Common Stock in connection with such Change in Control event which is equal to the closing price levels set forth in the Accelerated Vesting Schedule. In the event any of the Change in Control events specified in (iii),
(v) or (vi) above occur, all Vested Options and Non-Vested Options granted under
Section 3(c)


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

shall terminate as of the effective date of such Change in Control event to the extent not previously exercised. If any of the Change in Control events specified in (i), (ii) or (iv) above occur, the options granted pursuant to
Section 3(c) hereof which are Vested Options as of the effective date of such Change in Control event shall remain exercisable during the relevant exercise period or periods set forth in Section 3(c) hereof and those options granted under Section 3(c) hereof which are Non-Vested Options as of the effective date of such Change in Control shall become exercisable and remain exercisable in accordance with the Accelerated Vesting Schedule provisions of Section 3(c) in the same manner as if such Change in Control event had not occurred. Notwithstanding any provisions contained in Section L of the Non-Qualified Plan or in the Option Certificate pertaining to the exercise of the options granted pursuant to Section 3(c) hereof, if any of the events specified in (iii), (v) or
(vi) above occur the provisions contained herein shall apply.

     (h) Executive shall be entitled to vacations in accordance with the policy of the Company with respect to its senior management, in effect from time to time and shall be eligible to participate in any pension, profit sharing or similar plan and any health, hospitalization, medical, accident, disability, sick leave, supplementary income benefit, life insurance or other similar benefit plan or program of the Company now existing or hereafter established and available to the Company's employees generally or to key employees as a group, in all cases to the extent his age, health and other qualifications make him eligible to participate. Executive also shall be entitled to such additional benefits as may be granted to him from time to time by the Board. Upon the termination of Executive's employment for any reason, the Company shall pay Executive for any unused accrued vacation time.

     (i) Executive shall be reimbursed for reasonable travel, entertainment and other expenses associated with the performance of his duties hereunder, promptly upon his delivery of appropriate receipts and other documentation evidencing the incurrence of such expenses.


     (j) All compensation payable and other benefits provided under this Section 3 shall be subject to customary withholding for income, F.I.C.A. and other employment taxes.

     (k) All options granted pursuant to this Section 3 shall be issued in accordance with and be subject to the terms and conditions of the Non-Qualified Plan. Except as otherwise specifically set forth herein, if there exists a conflict between the terms of the Non-Qualified Plan and the terms of this Agreement, the terms of the Non-Qualified Plan shall govern. If there exists a conflict between the terms of this Agreement and the Option Certificate, the Option Certificate shall govern. Executive has reviewed the Non-Qualified Plan and the form of the Option Certificate prior to executing this Agreement.


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

     (l) All options and terms and conditions pertaining thereto granted pursuant to this Section 3 shall extend beyond the Termination Date of this Agreement.

     4.   Term and Termination of this Agreement

     (a) The term of employment pursuant to this Agreement shall commence as of April 5, 1997 (the "Effective Date") and will terminate at the close of business on April 4, 2000 (the "Termination Date") unless earlier terminated as provided herein.

     (b) Executive's employment by the Company hereunder may be terminated prior to the Termination Date:

          (i) By Executive at any time upon the breach by the Company of any material term of this Agreement, provided that Executive shall have sent written notice of such breach to the Chairman of the Board and the Company shall have failed to correct such breach within thirty (30) days of its receipt of such notice;

          (ii) By the Company immediately For Cause. For purposes hereof "For Cause" shall mean (A) any willful and knowing material breach of this Agreement by Executive; (B) any attempt by Executive to secure any personal profit in connection with the business of the Company not previously disclosed to and approved by the Company and a majority of its Board of Directors; (C) Executive's criminal conviction for fraud, embezzlement, bribery or any felonious offense; or (D) Executive's commission of any willful and intentional act of fraud or dishonesty against the


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

     Company. In the event the Company terminates Executive's employment "For Cause" the Board shall provide Executive as soon as practicable (but not later than seven (7) business days thereafter) with a written explanation of the reasons for such termination;

          (iii) By the Company upon Executive's Disability. For purposes hereof "Disability" shall mean a physical or mental condition which prevents Executive from performing his duties hereunder for a continuous six month period or for a total of six months during any 18 month period;

          (iv) Upon the death of Executive; or

          (v) By the Company upon a unanimous determination by the Company's Board of Directors (other than Executive if Executive is then a member of the Board) that Executive has failed to meet the performance criteria which would reasonably be expected of someone in his position. In the event the Company terminates Executive's employment based upon such determination by the Board, the Board shall provide Executive as soon as practicable (but not later than seven (7) business days thereafter) with a written explanation of the facts on which the termination is based.

     (c) Except as otherwise provided herein, upon termination of Executive's employment hereunder, the Company shall have no further obligation to Executive or his personal representative with respect to remuneration due under this Agreement.


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

     5.   Notices.

     All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when delivered by hand and acknowledged by receipt or when mailed at any general or branch United States Post Office enclosed in a registered or certified postpaid envelope and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

                  To the Company:   Enzon, Inc.
                                    20 Kingsbridge Road
                                    Piscataway, NJ  08854
                                    Attn: Corporate Secretary

                  To Executive:     Peter Tombros
                                    159 Lambert Road
                                    New Canaan, Connecticut  06840

     6.   Miscellaneous.

     (a) This Agreement shall be construed, interpreted and governed by the laws of the State of New Jersey, without regard to the conflicts of law provisions thereof.

     (b) This Agreement shall be binding upon and inure to the benefit of Executive, his legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, and its successors and assigns; provided, however, that, because this Agreement is a personal service contract, Executive shall not assign any of his employment duties or obligations hereunder and any purported assignment shall be null and void ab initio.


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

     (c) Except as otherwise specifically provided herein, this Agreement contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

     (d) Except as otherwise specifically provided for hereunder, the waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Agreement.

     (e) The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

     (f) Executive represents and warrants that his performance of all of the terms of this Agreement and of his obligations as an executive of the Company does not and will not breach any non-competition agreement or agreement to keep in confidence any proprietary information or knowledge acquired by him in confidence or in trust from a third party prior to his employment with the Company.

     (g) Any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the laws of the State of New Jersey. Such arbitration shall be conducted in the State of New

Jersey in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of any dispute arising under this Agreement, the prevailing party shall be entitled to reasonable legal fees and disbursements incurred in connection therewith.

     (h) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural forms and vice versa.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                                        EXECUTIVE

                                        /s/PETER TOMBROS
                                        -------------------------
                                        Peter Tombros

                                        ENZON, INC.

                                        By:/s/JOHN A. CARUSO
                                           -----------------------
                                           John A. Caruso
                                           Vice President, Business
                                           Development, General Counsel


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